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                                                                    EXHIBIT 10.4

                        [GEOCAN ENERGY INC. LETTERHEAD]

September 29, 1998

West Central Contracting Ltd.
General Delivery
Sezsmith, Alberta
TOM 3CD

Attention:  Mr. Terry Heppner
            President

Dear Sir,

RE: OFFER TO PURCHASE BY GEOCAN ENERGY INC. (PURCHASER TO WEST CENTRAL CONTRACTING LTD. (VENDOR) CERTAIN ASSETS IN THE DINA AREA, ALBERTA

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1.   The Purchaser hereby offers to purchase all of the Vendor's right, title and interest in:

     (a) the petroleum, natural gas and related hydrocarbons (the "Petroleum and Natural Gas Rights") within, upon or under the lands which are more particularly described in Schedule "A" hereto (the "Lands") including Vendor's right, license and privilege to explore, drill for and recover petroleum, natural gas and related hydrocarbons from the Lands, to the extant the same are granted by the lessee pertaining to the Lands;

     (b) all equipment, facilities and other tangible depreciable property and all other materials, supplies, well equipment and other assets that are presently located in, on or about the Lands and used or intended for use in connection with the exploration, production, development, operation, processing, gathering, storage, treatment or transportation of the Petroleum and Natural Gas Rights (the "Tangibles"); and


     (c) all other properties, rights and assets (other than the Petroleum and Natural Gas Rights or Tangibles) which are directly related to the Petroleum and Natural Gas Rights or the Tangibles, including without limitation title and operating agreements, well files and non-interpretive production and engineering information which is not proprietary to Vendor or others, relating to the Petroleum and Natural Gas Rights that Vendor has in its custody or has access to (the "Miscellaneous Interests");

     (The Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests are hereinafter collectively called the "Assets").
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2.   The purchase price for the Assets is FORTY-SIX THOUSAND ($46,000.00)
     CANADIAN DOLLARS ("Purchase Price"), exclusive of GST, which is payable by certified cheque or bank draft at closing by Purchaser. All costs, expenses and revenues relating to the Assets accruing in the ordinary course of business shall be adjusted for between Vendor and Purchaser as of the Effective Date.

3.   This offer to purchase is made on the following terms and conditions:

     (a) The effective date for the purposes of adjustments shall be September 1, 1998 ("Effective Date") with closing taking at the Vendor's offices in Calgary on November 19, 1998 or such date as the parties hereto may mutually agree upon in writing ("Closing Date");

     (b) As and from the Effective Date, Purchaser will assume all environmental liabilities for the Assets, including without limitation all well abandonment and reclamation costs associated with the Assets whether they accrued before or after the Effective Date;

     (c)  Purchaser's obligation to close is subject to:

          (i) Purchaser acting reasonably, being satisfied on the Closing Date that, between the date hereof and the Closing Date, there has been no material change to the Assets including but not limited to substantial physical damage effecting the condition of the Tangibles which are not insured so as to have a material adverse effect on the aggregate value of the Assets;

          (ii) Purchaser, acting reasonably, being satisfied on the Closing Date that no material adverse environmental damage or liability is associated with the Assets; and

          (iii) Purchase being satisfied on the Closing Date that Vendor holds the undivided working interests in the Lands, subject only to Crown royalties and any additional encumbrances described in Schedule "A" hereto, as were taken into consideration by Purchaser in connection with the preparation of this offer to purchase.

          (iv) Any restrictions on the transfer, sale or assignment of the Assets and all applicable legal and regulatory requirements relating to the sale of the Assets shall be waived or complied with to the satisfaction of the Purchaser so that on the Closing Date the Assets can validly and effectively be transferred to Purchaser free and clear of all encumbrances other than as expressly permitted herein; and

          (v) There shall be no claims or proceedings threatened or pending involving Vendor in connection with the Assets which claims or proceedings in the aggregate would, in the opinion of the Purchaser have a material adverse effect on the Assets; and

          (vi) This offer is also firstly subject to financing upon terms completely satisfactory to the Purchaser and secondly to the Purchaser's Board of Director approval.

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     (d)  Vendor shall provide to Purchaser and its advisors, reasonable access to the Lands and to the Vendor's land records and documents regarding Vendor's title to the Assets, on a confidential basis, for the sole purpose of Purchaser conducting its due diligence in respect of the Assets and Vendor's title with respect thereto. No later than October 23, 1998, Purchaser shall give Vendor written notice of all defects which Purchaser is aware, which in the reasonable opinion of Purchaser, adversely effect the title of Vendor to the Assets and which Purchaser does not waive ("Title Defects"). If Title Defects are not cured or removed by Vendor at least two (2) days before the Closing Date, then 1 (1) day prior to the Closing Date, Purchaser may elect:

          (i) with the agreement of Vendor, to grant a further period within which Vendor may cure or remove Title Defects;

          (ii)  to waive Title Defects and proceed with Closing;

          (iii) not purchase these Assets affected by Title Defects, which Purchaser does not waive, in which event the Purchase Price shall be reduced by an amount agreed to by Vendor and Purchaser, and Purchaser shall proceed with the closing of the transaction for the Assets not affected by such Title Defects. The Purchase Price shall be net of the amount agreed to by the parties which is attributable to the Assets affected by Title Defects which have not been waived by Purchaser or failing such agreement, such amount shall be determined by an independent engineering firm acceptable to Vendor and Purchaser; and

          (iv) If such amount attributable to the Assets affected by Title Defects which have not been waived by Purchaser is 5% or more of the Purchase Price, then, notwithstanding the foregoing, Purchaser or Vendor may terminate this agreement and neither party shall have any further obligation or liability to the other.

     (e) Without providing a warranty of title, Vendor does warrant that, as of the closing Date the Assets will be free and clear of all encumbrances created by, through or under Vendor, except for, the applicable lessors royalties payable under the title documents covering the Lands and those encumbrances as set out on Schedule "A" attached hereto.

4. The Vendor shall also provide all appropriate representations and warranties to Purchaser including without limitation the following, all of which shall apply as of the Closing Date.

     (a)  Environmental Matters: Vendor is not aware of and has not received:

          (i) any orders of directives under the Regulations which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been compiled with in all material respects; and

          (ii) any demand or notice issued under the Regulations with respect to the breech of any environmental, health and safety law applicable to the Assets, including without limitation, any Regulations respecting the use, storage, treatment, transportation or disposition of environmental contamminants, which demand or notice remains outstanding on the Closing Date.

     (b) Environmental Information: Vendor has made available to the Purchaser as information within the Vendor's possession, and has not knowingly withheld any such information from the Purchaser, relevant to any environmental damage or contamination or other environmental problems pertaining to the Assets:
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     (c)  Condition of Wells: Each well located on the Lands, whether producing, shut-in, injection, disposal or otherwise, has been drilled and, if completed, completed and operated in accordance with generally accepted industry practices and in full compliance with existing Regulations;

     (d) Abandonment of Wells: To the best of the information, knowledge and belief of the Vendor, each well located on the Lands which has been abandoned has been plugged and abandoned, and the wellsite therefore properly restored, in accordance with generally accepted industry practices and in full compliance with existing Regulations;

     (e) Condition of Tangibles: To the best of the information, knowledge and belief of Vendor, the Tangibles have been constructed, installed, maintained and operated in accordance with generally accepted engineering and industry practices and in full compliance with existing Regulations;

          Regulations means all statutes, laws, rules, orders and regulations in effect at the applicable time and made by governmental boards or agencies having jurisdiction over the Assets.

5. If any of the Assets are subject to rights of first refusal then the parties shall deal with such rights of first refusal promptly prior to closing. Within five (5) days of Vendor so requesting, Purchaser shall provide its bona fide allocation of the Purchase Price among the Assets which are subject to rights of First refusal for use by Vendor in complying with rights of first refusal.

6.   Time shall be of the essence hereof.

7. Any notice required or permitted to be given shall be delivered by hand or by telefacsimile to Purchaser at 800 717-7th Ave S.W. Calgary, Alberta, T2P 023, Fax: 281-3834, Attention: Mr. Wayne Wadley and to Vendor at General Delivery, Saxsmith, Alberta TCN 3CO, Fax (403) 638-4908, Attention: Mr. Terry Happner.

8. If this offer to purchase is accepted by Vendor, this letter shall become a binding agreement between the parties in accordance with the terms hereof.

9. The parties shall use reasonable efforts to enter into a formal agreement of purchase and sale by November 6, 1998, which shall be prepared by legal counsel for the Purchaser. The formal agreement of purchase and sale shall contain the terms and conditions set forth in this letter and such other terms and conditions as are customary for agreements of purchase and sale in the oil and gas industry for operated assets, to the extent they do not conflict with the terms and conditions of this offer to purchase. Purchaser shall also be responsible for preparing and providing to purchaser conveyancing documentation relating to the Assets.


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This offer is open for acceptance by Vendor until 4:00 p.m., Calgary time
October 2, 1998. If Vendor wishes to accept this offer to purchase, please signify, by signing and returning, prior to such time, via fax copy of this letter to the attention of Mr. Wayne Wadley at GEOCAN Energy Inc.

Yours very truly,

GEOCAN ENERGY INC.

/s/ WAYNE WADLEY

Wayne Wadley, President

ACCEPTED AND AGREED TO THIS  2  DAY OF OCTOBER, 1998
                            ---        -------

WEST CENTRAL CONTRACTING LTD.

PER: /s/ TERRY HEPPNER
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THIS IS SCHEDULE "A" ATTACHED TO AND FORMING A PART OF AN OFFER TO PURCHASE
DATED SEPTEMBER 29, 1988 BETWEEN WEST CENTRAL CONTRACTING LTD. AS VENDOR AND GEOCAN ENERGY INC. AS PURCHASER.

1. ASSETS:

      LANDS:          P & NG RIGHTS:      INTEREST:      RNCUMS:       HECTARES:
    ---------         --------------      ---------      -------       ---------
045-07 WeM: SW 16     P & NG Lease No.     20.0000%       Crown SS         64
                        0485110052           W.I.        5.00% GORR
                    From Base Viking to
                    Base Mannville Grp

2. WELLS:

TCRL Dina 102/03-16-048-01W4M